Exhibit (a)(5)(F)

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

MARC WATERMAN,	)
)
Plaintiff,	)
	)	Case No.
v.	)
	)	JURY TRIAL DEMANDED
PREVAIL THERAPEUTICS INC.,	)
FRANCOIS NADER, ASA ABELIOVICH,	)
TIM ADAMS, WILLIAM H. CARSON,	)
CARL L. GORDON, RAN NUSSBAUM,	)
MORGAN SHENG, PETER THOMPSON,	)
ELI LILLY AND COMPANY, and TYTO	)
ACQUISITION CORPORATION,	)
)
Defendants.	)

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action stems from a proposed transaction announced on December 15, 2020 (the “Proposed Transaction”), pursuant to which Prevail Therapeutics Inc. (“Prevail” or the “Company”) will be acquired by Eli Lilly and Company (“Parent”) and Tyto Acquisition Corporation (“Merger Sub,” and together with Parent, “Eli Lilly”).

2. On December 14, 2020, Prevail’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Eli Lilly. Pursuant to the terms of the Merger Agreement, Merger Sub commenced a tender offer (the “Tender Offer”) to purchase all of Prevail’s outstanding common stock for $22.50 in cash per share, plus one contingent value right (“CVR”), which represents the contractual right to receive a contingent payment of up to $4.00 in cash per share. The Tender Offer is set to expire on January 21, 2021.

3. On December 22, 2020, defendants filed a Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction.

4. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement.

JURISDICTION AND VENUE

5. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9.

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Prevail common stock.

9. Defendant Prevail is a Delaware corporation and maintains its principal executive offices at 430 East 29th Street, Suite 1520, New York, New York 10016. Prevail’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “PRVL.”

10. Defendant Francois Nader (“Nader”) is Chairman of the Board of the Company.

11. Defendant Asa Abeliovich (“Abeliovich”) is Founder, Chief Executive Officer, and a director of the Company.

12. Defendant Tim Adams is a director of the Company.

13. Defendant William H. Carson is a director of the Company.

14. Defendant Carl L. Gordon (“Gordon”) is a director of the Company.

15. Defendant Ran Nussbaum (“Nussbaum”) is a director of the Company.

16. Defendant Morgan Sheng is a director of the Company.

17. Defendant Peter Thompson is a director of the Company.

18. The defendants identified in paragraphs 10 through 17 are collectively referred to herein as the “Individual Defendants.”

19. Defendant Parent is an Indiana corporation and a party to the Merger Agreement.

20. Defendant Merger Sub is a Delaware corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

21. Prevail is a gene therapy company leveraging breakthroughs in human genetics with the goal of developing and commercializing disease-modifying AAV-based gene therapies for patients with neurodegenerative diseases.

22. The Company is developing PR001 for patients with Parkinson’s disease with GBA1 mutations (PD-GBA) and neuronopathic Gaucher disease (nGD); PR006 for patients with frontotemporal dementia with GRN mutations (FTD-GRN); and PR004 for patients with certain synucleinopathies.

23. On December 14, 2020, Prevail’s Board caused the Company to enter into the Merger Agreement with Eli Lilly.

24. Pursuant to the terms of the Merger Agreement, Merger Sub commenced the Tender Offer to acquire all of Prevail’s outstanding common stock for $22.50 in cash per share, plus one CVR, which represents the contractual right to receive a contingent payment of up to $4.00 in cash per share

25. According to the press release announcing the Proposed Transaction:

Eli Lilly and Company (NYSE: LLY) and Prevail Therapeutics Inc. (NASDAQ: PRVL) today announced a definitive agreement for Lilly to acquire Prevail for $22.50 per share in cash (or an aggregate of approximately $880 million) payable at closing plus one non-tradable contingent value right (“CVR”) worth up to $4.00 per share in cash (or an aggregate of approximately $160 million), for a total consideration of up to $26.50 per share in cash (or an aggregate of approximately $1.040 billion). The CVR is payable (subject to certain terms and conditions) upon the first regulatory approval of a product from Prevail’s pipeline as set forth in more detail below. Prevail is a biotechnology company developing potentially disease-modifying AAV9-based gene therapies for patients with neurodegenerative diseases. . . .

Under the terms of the agreement, Lilly will commence a tender offer to acquire all outstanding shares of Prevail Therapeutics Inc. for a purchase price of $22.50 per share in cash (or an aggregate of approximately $880 million) payable at closing plus one non-tradeable CVR. The CVR entitles Prevail stockholders to up to an additional $4.00 per share in cash (or an aggregate of approximately $160 million) payable (subject to certain terms and conditions) upon the first regulatory approval for commercial sale of a Prevail product in one of the following countries: United States, Japan, United Kingdom, Germany, France, Italy or Spain. To achieve the full value of the CVR, such regulatory approval must occur by December 31, 2024. If such regulatory approval occurs after December 31, 2024, the value of the CVR will be reduced by approximately 8.3 cents per month until December 1, 2028 (at which point the CVR will expire). There can be no assurance any payments will be made with respect to the CVR. The transaction is not subject to any financing condition and is expected to close in the first quarter of 2021, subject to customary closing conditions, including receipt of required regulatory approvals and the tender of a majority of the outstanding shares of Prevail’s common stock. Following the successful closing of the tender offer, Lilly will acquire any shares of Prevail that are not tendered in the tender offer through a second-step merger at the same consideration as paid in the tender offer. . . .

For Lilly, Lazard is acting as sole financial advisor and Weil, Gotshal & Manges LLP is acting as legal counsel. For Prevail, Centerview Partners LLC is acting as sole financial advisor, Ropes & Gray LLP is acting as legal counsel, and Cooley LLP also provided legal counsel.

The Solicitation Statement Omits Material Information, Rendering It False and Misleading

26. Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction.

27. As set forth below, the Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading.

28. First, the Solicitation Statement omits material information regarding the Company’s financial projections.

29. The Solicitation Statement fails to disclose: (i) all line items used to calculate EBIT; (ii) projected non-cash compensation; and (iii) a reconciliation of all non-GAAP to GAAP metrics.

30. The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

31. Second, the Solicitation Statement omits material information regarding the analyses performed by the Company’s financial advisor in connection with the Proposed Transaction, Centerview Partners LLC (“Centerview”).

32. With respect to Centerview’s Analysis of Consideration, the Solicitation Statement fails to disclose: (i) “the assessments of the Company’s management as to the probability of success and estimated timing of the achievement of the Milestone”; and (ii) the individual inputs and assumptions underlying the range of discount rates from 12.5% to 14.5%.

33. With respect to Centerview’s Selected Public Company Analysis, the Solicitation Statement fails to disclose Centerview’s basis for selecting a reference range of Enterprise Values for the Company of $350 million to $600 million.

34. With respect to Centerview’s Selected Precedent Transactions Analysis, the Solicitation Statement fails to disclose Centerview’s basis for selecting a reference range of Transaction Values of $400 million to $750 million for the Company.

35. With respect to Centerview’s Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the individual inputs and assumptions underlying the discount rates ranging from 12.5% to 14.5%; (ii) the terminal values of the Company; (iii) Centerview’s basis for assuming that the Company’s unlevered free cash flows would decline in perpetuity after December 31, 2040 at a rate of free cash flow decline of 20% year over year; (iv) the future losses used in the analysis; and (v) the Company’s fully diluted outstanding shares.

36. With respect to Centerview’s Analyst Price Target Analysis, the Solicitation Statement fails to disclose: (i) the price targets observed in the analysis; and (ii) the sources thereof.

37. With respect to Centerview’s Precedent Premiums Paid Analysis, the Solicitation Statement fails to disclose: (i) the transactions observed in the analysis; and (ii) the premiums paid in the transactions.

38. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

39. Third, the Solicitation Statement omits material information regarding the process leading up to the execution of the Merger Agreement.

40. The Solicitation Statement fails to disclose the specific powers of the Transaction Committee.

41. The Solicitation Statement fails to disclose the reasons Individual Defendants Gordon, Abeliovich, Nader, and Nussbaum were selected as members of the Transaction Committee, including whether defendants considered whether they faced any potential conflicts of interest in connection with the Proposed Transaction and alternatives thereto.

42. The Solicitation Statement fails to disclose the terms of the nondisclosure agreements executed by the Company during the process leading up to the execution of the Merger Agreement, including whether any contained “don’t ask, don’t waive” provisions.

43. The Solicitation Statement fails to disclose the terms and values of the strategic partnership and collaboration proposals received by the Company during the process leading up to the execution of the Merger Agreement.

44. Stockholders are entitled to an accurate description of the process leading up to the Proposed Transaction.

45. The omission of the above-referenced material information renders the Solicitation Statement false and misleading.

46. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

COUNT I

(Claim for Violation of Section 14(e) of the 1934 Act Against Defendants)

47. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

48. Section 14(e) of the 1934 Act states, in relevant part, that:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.]

49. Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading.

50. The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants.

51. The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above.

52. By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement.

53. The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

54. Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading.

55. By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act.

56. Because of the false and misleading statements in the Solicitation Statement, plaintiff is threatened with irreparable harm.

57. Plaintiff has no adequate remedy at law.

COUNT II

(Claim for Violation of 14(d) of the 1934 Act Against Defendants)

58. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

59. Section 14(d)(4) of the 1934 Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

60. Rule 14d-9(d) states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.]

Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

61. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

62. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading.

63. The omissions in the Solicitation Statement are material to plaintiff, and he will be deprived of his entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

64. Plaintiff has no adequate remedy at law.

COUNT III

(Claim for Violation of Section 20(a) of the 1934 Act

Against the Individual Defendants and Eli Lilly)

65. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

66. The Individual Defendants and Eli Lilly acted as controlling persons of Prevail within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as directors of Prevail and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

67. Each of the Individual Defendants and Eli Lilly was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

68. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

69. Eli Lilly also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement.

70. By virtue of the foregoing, the Individual Defendants and Eli Lilly violated Section 20(a) of the 1934 Act.

71. As set forth above, the Individual Defendants and Eli Lilly had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act.

72. As a direct and proximate result of defendants’ conduct, plaintiff is threatened with irreparable harm.

73. Plaintiff has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C. Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D. Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated: January 5, 2021		RIGRODSKY & LONG, P.A.

	By:	/s/ Timothy J. MacFall
Seth D. Rigrodsky
Timothy J. MacFall
Gina M. Serra
Vincent A. Licata
825 East Gate Boulevard, Suite 300
Garden City, NY 11530
Telephone: (516) 683-3516
Email: sdr@rl-legal.com
Email: tjm@rl-legal.com
Email: gms@rl-legal.com
Email: vl@rl-legal.com

Attorneys for Plaintiff